EXHIBIT 10.1

AMENDMENT NO. 8 TO CREDIT AGREEMENT AND CONSENT

THIS AMENDMENT NO. 8 TO CREDIT AGREEMENT AND CONSENT (this “Amendment”), dated as of April 30, 2010, is by and among ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation (the “Borrower”), the lenders party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wachovia Bank, National Association), as Collateral Agent, Issuing Bank, Swingline Bank and Administrative Agent (in such capacities, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrower, the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement dated as of June 11, 2003 (as previously amended and as further amended, modified, supplemented or restated from time to time, the “Existing Credit Agreement”);

WHEREAS, the Borrower intends to restructure (a) certain operations in Canada as set forth on Exhibit I (the “Canadian Restructuring Transactions”) and (b) certain operations in France as set forth on Exhibit II attached hereto (the “French Restructuring Transactions”, and together with the Canadian Restructuring Transactions, collectively the “Restructuring Transactions”);

WHEREAS, the Borrower has requested certain amendments to the Credit Agreement and requested that the Required Lenders consent to certain components of the Restructuring Transactions; and

WHEREAS, the Required Lenders have agreed to such amendments and consented to the Restructuring Transactions subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

PART 1

CERTAIN DEFINITIONS

1.1      Certain Definitions.    Unless otherwise defined herein or the context otherwise requires, the following terms used in this Amendment, including its preamble and recitals, have the following meanings:

“Amended Credit Agreement” means the Existing Credit Agreement as amended hereby.

“Amendment No. 8 Effective Date” has the meaning ascribed thereto in Section 4.1.

1.2      Other Definitions.    Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Amended Credit Agreement.

PART 2

AMENDMENTS TO CREDIT AGREEMENT

Esterline Technologies Corporation

Amendment No. 8 to Credit Agreement and Consent

2.1      Amendments to Section 2.01.    The following definitions are hereby added to Section 1.01 of the Existing Credit Agreement in the appropriate alphabetical order:

“Alberta” means Alberta ULC, a Canadian company.

“Amendment No. 8” means that certain Amendment No. 8 to Credit Agreement and Consent dated as of April 30, 2010, among the Borrower, the Lenders and the Administrative Agent.

“ECLP” means Esterline Canada Limited Partnership, a Canadian company.

“NewCanco” shall have the meaning set forth in Exhibit I to Amendment No. 8.

“NewCanco Creditor” has the meaning specified in Section 5.02(r).

“US LLC” shall have the meaning set forth in Exhibit I to Amendment No. 8.

2.2      Amendment to Section 5.02(r).    The lead in to Section 5.02(r) of the Existing Credit Agreement is hereby amended to read as follows:

5.02(r)    Covenants Related to CMC Acquisition.    Except as contemplated by the Canadian Restructuring Transactions, permit:

2.3      Amendment to Section 5.02.    A new clause (s) is hereby added to the end of Section 5.02 of the Existing Credit Agreement to read as follows:

5.02(s)    Covenants Related to NewCanco.    Upon completion of the Canadian Restructuring Transactions, permit:

(i)        NewCanco to incur any Debt other than Debt owed to another Subsidiary of the Borrower (any such Subsidiary, a “NewCanco Creditor”);

(ii)      any NewCanco Creditor to incur any Debt other than Debt owed to a Loan Party;

(iii)      NewCanco to hold any assets (other than the Equity Interests of Alberta, ECLP and CMC) or conduct any business, operations or activities other than those directly related to payments on Debt owed to a NewCanco Creditor;

(iv)      NewCanco to fail to own (A) 100% of the Equity Interests of Alberta at any time, (B) 100% of the Equity Interests of CMC at any time and (C) 99.9% of the Equity Interests of ECLP at any time, unless such interests are owned by the Borrower or any other Loan Parties at such time;

(v)        unless such NewCanco Creditor is a Loan Party, any NewCanco Creditor to hold any assets (other than the Debt owed by NewCanco) or conduct any business, operations or activities other than those directly related to payments on Debt owed to a Loan Party or Debt owed by NewCanco; or

(vi)    the Equity Interests of NewCanco to be held by any Person other than US LLC or any other Loan Parties, or the Equity Interests of any NewCanco Creditor to be held by any Person other than a Loan Party.

2.4      Amendment to Section 5.02(e).    Section 5.02(e) is hereby amended by adding the following clauses (viii) and (ix) to the end of such Section and by making the necessary grammatical changes thereto:

(viii)    sales, transfers or other dispositions of assets among Subsidiaries that are not Subsidiary Guarantors and other Subsidiaries that are not Subsidiary Guarantors; and

(ix)       sales, transfers and dispositions of assets by any Subsidiary that is not a Subsidiary Guarantor to the Borrower or any Subsidiary Guarantor.

PART 3

CONSENT

The Required Lenders hereby consent and the Administrative Agent approves (as the case may be), on a one-time basis, to the Restructuring Transactions; provided, that upon completion of the Restructuring Transactions:

(a)      None of the Restructuring Transactions shall be prohibited by the Senior Subordinated Note Indenture or the 2007 Indenture.

(b)      All of the Canadian Restructuring Transactions shall have been consummated by no later than November 30, 2010.

(c)      All of the French Restructuring Transactions shall have been consummated by no later than June 30, 2012.

(d)      For purposes of the Canadian Restructuring Transactions set forth in Section 1 of Exhibit I, (i) the guaranty of U.S. LLC (as successor to ECHC) shall continue in full force and effect, and U.S. LLC shall continue to be a Subsidiary Guarantor under the Credit Agreement, (ii) 100% of the Equity Interests of U.S. LLC shall have been pledged to the Collateral Agent pursuant to the terms of the Collateral Documents and (iii) the Administrative Agent shall have received such organizational documents, legal opinions and other items as it may reasonably request in connection therewith.

(e)      For purposes of the Canadian Restructuring Transactions set forth in Section 2 of Exhibit I, (i) the consent of the Required Lenders to the Investment in Alberta ULC shall be limited to the 0.1% ownership interest in ECLP and (ii) the Administrative Agent shall have received such organizational documents, legal opinions and other items as it may reasonably request in connection therewith.

(f)      For purposes of the Canadian Restructuring Transactions set forth in Section 4 of Exhibit I, (i) the consent of the Required Lenders to the Investment in Alberta ULC shall be limited to the Investment consisting solely of the ownership interests in Alberta ULC, ECLP and ECAS/CMC, (ii) 65% of the Equity Interests of NewCanco shall have been pledged to the Collateral Agent pursuant to the terms of the Collateral Documents and (iii) the Administrative Agent shall have received such organizational documents, legal opinions and other items (including Canadian legal opinions and collateral documents to the extent requested by the Administrative Agent) as it may reasonably request in connection therewith.

(g)      For purposes of the Canadian Restructuring Transactions set forth in Section 6 of Exhibit I, to the extent the Borrower shall own the Equity Interests of NewCanco for greater than thirty (30) days prior to the transfer of such Equity Interests to U.S. LLC, the Borrower shall have pledged 65% of the Equity Interests of NewCanco to the Collateral Agent pursuant to the terms of the Collateral Documents.

(h)      For purposes of the Canadian Restructuring Transactions set forth in Section 7 of Exhibit I, (i) U.S. LLC shall pledge the Equity Interests it owns in ECLP to the Collateral Agent and (ii) the Borrower shall pledge the Equity Interests it owns in ECLP to the Collateral Agent, in each case pursuant to the terms of the Collateral Documents.

(i)      For purposes of the Canadian Restructuring Transactions set forth in Section 8 of Exhibit I, all payments or other consideration paid by U.S. LLC to NewCanco in connection with the Subscription Agreement, the Debenture or otherwise shall be promptly paid to the Borrower.

(j)      For purposes of the Canadian Restructuring Transactions set forth in Section 8.5 of Exhibit I, 100% of the Equity Interests of U.S. LLC received by the Borrower in connection with the Esterline Reinvestment Agreement shall be promptly pledged to the Collateral Agent pursuant to the terms of the Collateral Documents.

(k)      For purposes of the Canadian Restructuring Transactions set forth in Section 8.6 of Exhibit I, 100% of the Equity Interests of NewCanco received by U.S. LLC in connection with the U.S. LLC Reinvestment Agreement shall be promptly pledged to the Collateral Agent pursuant to the terms of the Collateral Documents (which shall include the delivery of any Canadian collateral documents to the extent requested by the Administrative Agent).

(l)      For purposes of the Canadian Restructuring Transactions set forth in Section 9 of Exhibit I, the consent of the Required Lenders to the transfer by U.S. LLC of the ownership interest of ECLP to Alberta ULC shall be limited to the transfer of 0.1% ownership interest in ECLP.

(m)      For purposes of the French Restructuring Transactions set forth in Section 1 of Exhibit II, (i) ETD shall be dissolved on or before June 30, 2012, (ii) 100% of the Equity Interests of ETHL (including, without limitation, those received by ETD in connection with such transfer) shall have been pledged to the Collateral Agent pursuant to the terms of the Collateral Documents and (iii) upon the dissolution of ETD, all assets of ETD shall be distributed to the Borrower.

(n)      For purposes of the French Restructuring Transactions set forth in Section 2.1 of Exhibit II, 100% of the Equity Interests of EFH shall have been pledged to the Collateral Agent pursuant to the terms of the Collateral Documents.

(o)      For purposes of the French Restructuring Transactions set forth in Section 2.6 of Exhibit II, (i) the consent of the Required Lenders to the Investment by ETHL in EFH shall be limited to the Investment made on the Amendment No. 8 Effective Date and shall not exceed USD $1,000,000 (the “Capital Contribution”) and (ii) 100% of the proceeds of the Capital Contribution shall be used to purchase the Equity Interests of (A) LIE France from Leach International Corporation, (B) Auxitrol S.A. from ETHL and (C) ESS Asia from EFH.

(p)      For purposes of the French Restructuring Transactions set forth in Section 3.2 of Exhibit II, 100% of the proceeds of the EFH Loan shall be used to acquire the ORA from Esterline.

The consent set forth in this Part 3 shall be effective only to the extent specifically set forth herein and shall not (a) be construed as a waiver of any breach or default nor as a waiver of any breach or default of which the Lenders have not been informed by the Borrower, (b) affect the right of the Lenders to demand compliance by the Borrower and the other Loan Parties with all terms and conditions of the Credit Agreement, except as specifically consented to pursuant to the terms hereof, (c) be deemed a waiver of any transaction or future action on the part of the Borrower or any other Loan Party requiring the Lenders’ or the Required Lenders’ consent or approval under the Credit Agreement, or (d) except as consented to and waived hereby, be deemed or construed to be a waiver or release of, or a limitation upon, the Administrative Agent’s or the Lenders’ exercise of any rights or remedies under the Credit Agreement or any other Loan Document, whether arising as a consequence of any Event of Default which may now exist or otherwise, all such rights and remedies hereby being expressly reserved.

PART 4

CONDITIONS TO EFFECTIVENESS

4.1      Closing Conditions.

This Amendment shall become effective as of the date hereof (the “Amendment No. 8 Effective Date”) upon satisfaction of the following conditions (in form and substance reasonably acceptable to the Administrative Agent):

(a)      Executed Amendment.    Receipt by the Administrative Agent of a copy of this Amendment duly executed by the Borrower and each of the Required Lenders and acknowledged and agreed to by each Subsidiary Guarantor.

(b)      Expenses.    The Administrative Agent shall have received all expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the fees and expenses of Moore & Van Allen PLLC for which an invoice has been presented to the Borrower.

(c)      Information.    The Administrative Agent shall not have become aware of any material information or other matter that is inconsistent in a material and adverse manner with any previous due diligence, information or matter (including any financial information and projections previously delivered to the Administrative Agent).

(d)      Other.    The Administrative Agent shall have received such other documents, agreements or information which it may reasonably request relating to the Loan Parties and the transactions contemplated by this Amendment and any other matters relevant hereto or thereto, all in form and substance satisfactory to the Administrative Agent.

PART 5

MISCELLANEOUS

5.1      Amended Terms.    All references to the Credit Agreement in each of the Loan Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

5.2      Representations and Warranties.  Each Loan Party represents and warrants as follows as of the date hereof:

(a)      It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)      This Amendment has been duly executed and delivered by such Loan Party and constitutes such Loan Party’s valid and legally binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)      No consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by such Loan Party of this Amendment.

(d)      The representations and warranties set forth in Article IV of the Credit Agreement are true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date).

(e)      There have been no changes to the organization documents (including, as applicable, articles of incorporation, articles of formation, bylaws, operating agreement or equivalent organizational documents) of any Subsidiary Guarantor since the Amendment No. 7 Effective Date, other than amendments that could not be reasonably expected to have a Material Adverse Effect or adversely affect the rights and interests of the Lender Parties.

5.3      Loan Document.  This Amendment shall constitute a Loan Document under the terms of the Credit Agreement.

5.4      Entirety.  This Amendment and the other Loan Documents embody the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

5.5      Counterparts; Telecopy.    This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original will be delivered.

5.6      GOVERNING LAW.      THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

5.7      Consent to Jurisdiction; Waiver of Jury Trial.    The jurisdiction and waiver of jury trial provisions set forth in Sections 8.13 and 8.15 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

5.8      Fees.  The Borrower agrees to pay all fees and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the fees and expenses of Moore & Van Allen PLLC.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF the Borrower, the Lenders, and the Administrative Agent have caused this Amendment to be duly executed on the date first above written.

BORROWER:	ESTERLINE TECHNOLOGIES CORPORATION,
a Delaware corporation

	By:	/s/ Robert D. George

Name:	Robert D. George
Title:	Vice President, Chief Financial Officer,
Secretary and Treasurer

Esterline Technologies Corporation

Amendment No. 8 to Credit Agreement and Consent

ADMINISTRATIVE AGENT, COLLATERAL AGENT, ISSUING BANK, SWINGLINE BANK AND
LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION (successor by merger to Wachovia Bank, National Association),

	By:	/s/ Russ Carson

Name:	Russ Carson
Title:	Vice President

Esterline Technologies Corporation

Amendment No. 8 to Credit Agreement and Consent

LENDERS:	HSBC Bank USA, N.A.

	By:	/s/ Simon Philp
Name: Simon Philp
Title: VP, Relationship Manager

U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ Kurban H. Merchant
Name: Kurban H. Merchant
Title: Vice President

THE BANK OF NEW YORK MELLON

	By:	/s/ Robert Besser
Name: Robert Besser
Title: Vice President

THE BANK OF NOVA SCOTIA, as a Lender

	By:	/s/ Patrik G. Norris
Name: Patrik G. Norris
Title: Director

BARCLAYS BANK PLC

	By:	/s/ J. D. Oliver
Name: J. D. Oliver
Title: Relationship Director

Bank of America, N.A.

	By:	/s/ G. Scott Lambert
Name: G. Scott Lambert
Title: Vice President

Commerzbank AG

	By:	/s/ Matias Cruces
Name: Matias Cruces
Title: Vice President

	By:	/s/ Silke Soennecken
Name: Silke Soennecken
Title: Vice President

Esterline Technologies Corporation

Amendment No. 8 to Credit Agreement and Consent

LENDERS:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Matthew H. Massie
Name: Matthew H. Massie
Title: Managing Director

Esterline Technologies Corporation

Amendment No. 8 to Credit Agreement and Consent

ACKNOWLEDGMENT AND CONSENT

The undersigned do hereby acknowledge and consent to the foregoing Amendment. The undersigned do hereby confirm and agree that, after giving effect to such Amendment, the Subsidiary Guaranty and each other Loan Document to which each of the undersigned is a party is and shall continue to be in full force and effect and is hereby confirmed and ratified in all respects.

ADVANCED INPUT DEVICES, INC.
ANGUS ELECTRONICS CO.
ARMTEC COUNTERMEASURES CO.
ARMTEC COUNTERMEASURES TNO CO.
ARMTEC DEFENSE PRODUCTS CO.
AVISTA, INCORPORATED
BVR TECHNOLOGIES CO.
CMC DATACOMM INC.
CMC ELECTRONICS ACTON INC.
CMC ELECTRONICS AURORA INC.
EA TECHNOLOGIES CORPORATION
ESTERLINE SENSORS SERVICES AMERICAS, INC.
(formerly known as Auxitrol Co.)
EQUIPMENT SALES CO.
H.A. SALES CO.
HAUSER, INC.
HYTEK FINISHES CO.
JANCO CORPORATION
KIRKHILL-TA CO.
KORRY ELECTRONICS CO.
LEACH HOLDING CORPORATION
LEACH INTERNATIONAL CORPORATION
LEACH TECHNOLOGY GROUP, INC.
MASON ELECTRIC CO.
MC TECH CO.
MEMTRON TECHNOLOGIES CO.
NORWICH AERO PRODUCTS, INC.
PALOMAR PRODUCTS, INC.
PRESSURE SYSTEMS, INC.
PRESSURE SYSTEMS INTERNATIONAL, INC.
UMM ELECTRONICS INC.
ESTERLINE CANADIAN HOLDING CORPORATION
ESTERLINE INTERNATIONAL COMPANY
NMC GROUP, INC.
RACAL ACOUSTICS, INC.

By:	/s/ Robert D. George
Name: Robert D. George
Its: Secretary

Esterline Technologies Corporation

Amendment No. 8 to Credit Agreement and Consent

ESTERLINE TECHNOLOGIES HOLDINGS LIMITED

By:	/s/ Robert D. George
Name: Robert D. George
Its: Director

ESTERLINE TECHNOLOGIES LIMITED

By:	/s/ Robert D. George
Robert D. George, Director

LEACH INTERNATIONAL MEXICO, S. DE R.L. DE C.V.

By:	/s/ Robert D. George
Name:
Its:

Esterline Technologies Corporation

Amendment No. 8 to Credit Agreement and Consent

EXHIBIT I

Canadian Restructuring Plan

Esterline Technologies Corporation (“Esterline”) proposes to restructure certain of its subsidiaries (with an emphasis on its Canadian subsidiaries) in order to achieve tax benefits (the “Canadian Restructure”). References in this memorandum to Esterline’s Credit Agreement are to the June 11, 2003 Credit Agreement that was amended in its entirety on April 30, 2009 (the “Credit Agreement”). As used in this memorandum, capitalized terms that are not otherwise defined herein shall have the meanings given to them in the Credit Agreement and section references are references to sections in the Credit Agreement unless otherwise stated. Current and post-restructure organizational charts of Esterline and its Canadian subsidiaries are depicted in Exhibit A and Exhibit B, respectively. Many of the steps of the Canadian Restructure do not require consent of the Lenders or the Administrative Agent. Esterline requests the consent the Required Lenders and the Administrative Agent to the steps for which consent is required.

1.        CONVERSION OF ECHC TO U.S. LLC

      In Step 1 of the Canadian Restructure, Esterline Canadian Holding Corporation (“ECHC”) would be converted into a U.S. limited liability company (“U.S. LLC”). ECHC is a guarantor under the Credit Agreement and 100% of its stock has been pledged as collateral to secure the obligations under the Credit Agreement. Required Lender consent is requested for the conversion. U.S. LLC would continue to guarantee the obligations of Esterline under the Credit Agreement and the membership interests of U.S. LLC would be pledged as collateral to secure the obligations under the Credit Agreement. It should be noted that Section 11 of the Security Agreement precludes Esterline and the Subsidiary Guarantors (including ECHC) from changing their names or types of entities without providing the Administrative Agent at least 30 days prior written notice and the taking of all actions required to maintain the perfection of all security interests granted pursuant to the Security Agreement. Required Lender consent is also requested to waive the 30-day notice.

2.        FORMATION OF ALBERTA ULC

      In Step 2 of the Canadian Restructure, U.S. LLC would form Alberta ULC, which will be a disregarded entity for U.S. tax purposes. The intent is that Alberta ULC would not become a Subsidiary Guarantor. Required Lender consent is also requested to the formation of Alberta LLC. The value of the assets transferred to Alberta ULC would not be significant given that according to the step plan, its assets would be limited to a 0.1% ownership interest in the stock of Esterline Canada Limited Partnership (see Step 9 below). Required Lender consent is requested to form Alberta ULC, contribute a 0.1% ownership interest in the stock of Esterline Canada Limited Partnership and to not pledge the ownership units of Alberta ULC.

3.         MODIFICATION OF ECLP PARTNERSHIP AGREEMENT

      In Step 3 of the Canadian Restructure, the partnership agreement of Esterline Canada Limited Partnership (“ECLP”) would be modified to reflect that income of ECLP is attributed to unit holders based upon the number of days during the relevant period that they held units. Section 5.02(h) of the Credit Agreement precludes Esterline and its subsidiaries from amending their respective certificate of incorporation or bylaws or other constitutive or governing documents other than amendments that could not be reasonably expected to have a Material Adverse Effect or adversely affect the rights and interests of the Lender Parties. It is assume that the proposed amendment would not have a Material Adverse Effect or adversely affect the rights of the Lender Parties. However, Required Lender consent is requested as an abundance of caution.

4.        FORMATION OF NEWCANCO

      In Step 4 of the Canadian Restructure, Esterline would form a new Canadian corporation as a wholly owned subsidiary (“NewCanco”), which will be not be a disregarded entity for U.S. tax purposes and therefore would not become a Subsidiary Guarantor.

5.        TRANSFER OF ECAC TO NEWCANCO

      In Step 5 of the Canadian Restructure, Esterline would transfer 100% of the stock of Esterline Canadian Acquisition Corporation (“ECAC”) to NewCanco in exchange for the issuance of additional stock of NewCanco. Since NewCanco will not be a Subsidiary Guarantor and given the value of NewCanco, Required Lender consent to the equity contribution of ECAC by Esterline to NewCanco is requested. It is assumed that this step would be characterized as a contribution of ECAC stock by Esterline to the capital of NewCanco, as opposed to a sale of assets under Section 5.02(e), but confirmation from the Required Lenders requested. It should be noted that Esterline has pledged 65% of the stock of ECAC to the Administrative Agent and Required Lender consent is requested for the release of that pledge. The transfer of ECAC stock would also violate Section 5.02(r)(vi), which requires that the stock of ECAC be held by Esterline. Required Lender consent to this violation is requested. It is assumed that the consent of the Required Lenders would be conditioned on the pledge of 65% of the stock of NewCanco in order to replace the pledge of 65% of the stock of ECAC. However, the pledge of 65% of the stock of NewCanco would be deferred until the completion of Step 6 as described below since Step 6 is to occur on the same day as Step 5.

6.        TRANSFER OF NEWCANCO TO U.S. LLC

In Step 6 of the Canadian Restructure, Esterline would transfer 100% of the stock of NewCanco to U.S. LLC in exchange for the issuance of additional ownership units of U.S. LLC. It is assumed that this step would be characterized as a contribution of NewCanco stock by Esterline to the capital of U.S. LLC, as opposed to a sale of assets under Section 5.02(e), but confirmation from the Required Lenders is requested. Since U.S. LLC will be a Subsidiary Guarantor, such transfer would be permitted under Section 5.02(f)(i)(B). As mentioned in the discussion of Step 5, 65% of the stock of NewCanco would be pledged to the Administrative Agent in order to replace the pledge of 65% of the stock of ECAC.

7.        DISTRIBUTION BY U.S. LLC OF ECLP TO ESTERLINE

In Step 7 of the Canadian Restructure, U.S. LLC would distribute 9.9% of its 10% ownership of the stock of ECLP to Esterline. Such distribution would presumably constitute a “dividend” under the Credit Agreement and would be permitted by Section 5.02(g). Since the ownership units of ECLP that are currently owned by U.S. LLC have been pledged to the Administrative Agent, such pledge would have to be released and Esterline would have to pledge to the Administrative Agent the ownership units released.

8.        SALE OF ECLP BY ESTERLINE TO NEWCANCO

8.1	Sale of ECLP and Issuance of Debenture

In Step 8 of the Canadian Restructure, Esterline would sell its 99.9% ownership interest in ECLP to NewCanco at fair market value in exchange for a USD denominated debenture in an amount equal to the USD equivalent of approximately CAD $261,000,000 (the “Debenture”), approximately CAD $44,000,000 in stock of NewCanco and other consideration.

(a)        To the extent that the Debenture is deemed to constitute “Debt” under the Credit Agreement, it would be permitted pursuant to Section 5.02(b)(ii) of the Credit Agreement, provided that such Debt (i) is on terms reasonably acceptable to the Administrative Agent and (ii) is evidenced by promissory notes in form and substance reasonably satisfactory to the Administrative Agent. Administrative Agent approval is requested.

(b)        Required Lender consent is requested for the sale by Esterline of 99.9% of the ownership interests in ECLP to NewCanco.

(c)        Esterline would be expected to pledge 65% of the additional stock of NewCanco issued to Esterline; provided, however, that the pledge of 65% of the additional stock of NewCanco would be deferred until Step 11 as described below is completed since Step 11 is to occur three days after Step 8

(d)        The acquisition by NewCanco from Esterline of 99.9% of the ownership interests in ECLP would be permitted under Section 5.02(f)(i)(D) as an investment by a non-guarantor subsidiary in another non-guarantor subsidiary.

(e)        Given the possible ambiguity over the nature of the Debenture, Required Lender consent is requested for the possible future conversion of all or portions of interest and principal of the Debenture into equity.

(f)        The Debenture would need to be pledged to the Administrative Agent as security for the obligations of the Loan Parties under the Credit Agreement and other Loan Documents as required by Sections 1, 4 and 8 of the Security Agreement.

8.2	Subscription Agreement

Concurrently with Step 8 of the Canadian Restructure, U.S. LLC and NewCanco would enter into a subscription agreement (the “Subscription Agreement”), whereby U.S. LLC would subscribe for stock of NewCanco in order to fund the principal payments to Esterline under the Debenture. The subscription by U.S. LLC would constitute an investment by a Subsidiary Guarantor in a non-guarantor subsidiary and consequently Required Lender consent is requested. In addition, 65% of any stock of NewCanco purchased by U.S. LLC would be pledged as acquired.

8.3	Guarantee by Esterline

Concurrently with Step 8 of the Canadian Restructure, Esterline would guarantee the obligations of U.S. LLC under the Subscription Agreement (the “Esterline Guarantee”). This guarantee would be permitted by Section 5.02(b)(iii)(F), which allows Contingent Obligations in respect of Debt or other obligations of a Loan Party (which would include U.S. LLC).

8.4	Irrevocable Direction

Concurrently with Step 8 of the Canadian Restructure, NewCanco would direct U.S. LLC to make payments under the Subscription Agreement directly to Esterline to be applied by Esterline against the obligations of NewCanco under the Debenture. The irrevocable direction is not prohibited by the Credit Agreement.

8.5	Preferred Stock Reinvestment Agreement - Esterline and U.S. LLC

Concurrently with Step 8 of the Canadian Restructure, Esterline and U.S. LLC would enter into a preferred stock reinvestment agreement (the “Esterline Reinvestment Agreement”), whereby Esterline would agree to transfer any preferred stock in NewCanco that it receives under the Debenture in lieu of cash to U.S. LLC in exchange for additional ownership units of U.S. LLC. It is assumed that this step would be characterized as a contribution of NewCanco preferred stock by Esterline to the capital of U.S. LLC, as opposed to a sale of assets under Section 5.02(e), but confirmation from the Requested Lender is requested. The contribution to the capital of U.S. LLC would constitute in an Investment under the Credit Agreement that would be permitted by Section 5.02(f)(i)(B) assuming that U.S LLC becomes a Subsidiary Guarantor. The additional ownership units of U.S. LLC would have to be pledged to the Administrative Agent and the 65% of additional stock of NewCanco would be pledged to the Administrative Agent. A mechanism for the periodic pledging of such equity interests should be established with the Administrative Agent.

8.6	Preferred Stock Reinvestment Agreement - U.S. LLC and NewCanco

Concurrently with Step 8 of the Canadian Restructure, U.S. LLC and NewCanco would enter into a preferred stock reinvestment agreement (the “U.S. LLC Reinvestment Agreement”), whereby U.S. LLC would agree to transfer any preferred stock in NewCanco that it receives under the Esterline Reinvestment Agreement in exchange for common stock of NewCanco. This step essentially results in a trade of preferred stock for common stock of NewCanco. It is assumed that this step would be characterized as a contribution of NewCanco stock by Esterline to the capital of U.S. LLC, as opposed to a sale of assets under Section 5.02(e), but confirmation from the Required Lenders is requested. It is not clear whether this step would be deemed to constitute an Investment by U.S. LLC under the Credit Agreement, but Required Lender consent is requested. 65% of additional stock of NewCanco would be pledged to the Administrative Agent. A mechanism for the periodic pledging of such equity interests should be established with the Administrative Agent.

8.7	Assignment for Security

Concurrently with Step 8 of the Canadian Restructure, NewCanco would assign to Esterline, for security purposes, NewCanco’s rights under the Subscription Agreement and the Esterline Guarantee. This assignment would not be precluded by the Credit Agreement.

8.8	Escrow Agreement

Concurrently with Step 8 of the Canadian Restructure, NewCanco, U.S. LLC Esterline and a third-party escrow agent would enter into an escrow agreement, pursuant to which share certificates to be issued pursuant to the Subscription Agreement are put into escrow. It should be noted that 65% of any stock of NewCanco purchased by U.S. LLC pursuant to the Subscription Agreement would be pledged as acquired and once release from escrow.

8.9	Interest Payments on Debentures

Interest on the Debentures will be payable in cash or, at the election of NewCanco, the issuance of preferred stock of NewCanco to Esterline. In the event interest is paid in preferred stock, the preferred stock would be transferred by Esterline to U.S. LLC in exchange for ownership units of U.S. LLC pursuant to the Esterline Reinvestment Agreement and the preferred stock of NewCanco would be transferred by U.S. LLC to NewCanco in exchange for common stock of NewCanco. See discussion in Sections 8.5 and 8.6 of this memorandum.

9.        TRANSFER OF 0.1% OF ECLP BY U.S. LLC TO ALBERTA ULC

In Step 9 of the Canadian Restructure, U.S. LLC would transfer 0.1% of the ownership units of ECLP to Alberta ULC in exchange for the issuance of additional stock of Alberta ULC. It is assumed that this step would be characterized as a contribution of ECLP ownership units by U.S. LLC to the capital of Alberta ULC, as opposed to a sale of assets under Section 5.02(e), but confirmation from the Required Lenders is requested. Since Alberta ULC will not become a Subsidiary Guarantor, Required Lender consent is requested for such transfer.

10.        TRANSFER OF ALBERTA ULC BY U.S. LLC TO NEWCANCO

In Step 10 of the Canadian Restructure, U.S. LLC would transfer 100% of the stock of Alberta ULC to NewCanco in exchange for the issuance of additional stock of NewCanco. It is assumed that this step would be characterized as a contribution of Alberta ULC stock by U.S. LLC to the capital of NewCanco, as opposed to a sale of assets under Section 5.02(e), but confirmation from the Required Lenders is requested. Since NewCanco will not become a Subsidiary Guarantor, Required Lender consent is requested for such transfer.

11.        TRANSFER OF NEWCANCO STOCK BY ESTERLINE TO U.S. LLC

In Step 11 of the Canadian Restructure, Esterline would transfer the stock of NewCanco issued in connection with Step 8 to U.S. LLC in exchange for the issuance of additional ownership units of U.S. LLC. It is assumed that this step would be characterized as a contribution of NewCanco stock by Esterline to the capital of U.S. LLC, as opposed to a sale of assets under Section 5.02(e), but confirmation from the Required Lenders is requested. Since U.S. LLC would become a Subsidiary Guarantor, such transfer would be permitted under Section 5.02(f)(i)(B).

12.        PAYMENT OF ACCRUED INTEREST

In Step 12 of the Canadian Restructure, ECAC would pay accrued interest on its indebtedness to ECLP. The payment of interest on inter-company debt is not prohibited by the Credit Agreement.

13.        ECAC AMALGAMATION WITH CMC

In Step 13 of the Canadian Restructure, ECAC amalgamates with CMC, with CMC being the surviving entity. It is assumed that an amalgamation under Canadian law is a merger or consolidation under U.S. law, and accordingly, this step would be permissible under Section 5.02(d)(ii) of the Credit Agreement, but Required Lender consent is requested as an abundance of caution. The amalgamation would violate Section 5.02(r)(iv) since the result of the amalgamation would be that the stock of CMC would be owned by NewCanco. Accordingly, Required Lender consent is requested for such violation.

EXHIBIT A

Canadian Subsidiaries Current Structure

EXHIBIT B

Canadian Subsidiaries Post-Restructure

EXHIBIT II

French Restructuring Plan

Esterline Technologies Corporation (“Esterline”) proposes to restructure certain of its subsidiaries (with an emphasis on its French subsidiaries) in order to achieve tax benefits (the “French Restructure”). References in this memorandum to Esterline’s Credit Agreement are to the June 11, 2003 Credit Agreement that was amended in its entirety on April 30, 2009 (the “Credit Agreement”). As used in this memorandum, capitalized terms that are not otherwise defined herein shall have the meanings given to them in the Credit Agreement and section references are references to sections in the Credit Agreement unless otherwise stated. Current and post-restructure organizational charts of Esterline and its French subsidiaries are depicted in Exhibit A and Exhibit B, respectively. Many of the steps of the French Restructure do not require consent of the Lenders or the Administrative Agent. Esterline requests the consent the Required Lenders and the Administrative Agent to the steps for which consent is required. It should be noted that each request for Required Lender approval would be without the use of any investment or other baskets provided for in the Credit Agreement.

1.        TRANSFER OF ASSETS AND DISSOLUTION OF ETD

1.1	Transfer of ETD Assets

As a preliminary step of the French Restructure, Esterline Technologies Denmark ApS (“ETD”) would transfer all of its assets to Esterline Technologies Holdings Ltd. (“ETHL”), including its ownership interests in Auxitrol S.A., Auxitrol Sensors Services Asia PTE Ltd. and ETL in exchange for shares of ETHL. It should be noted that 100% of the shares of ETHL have been pledged to the Collateral Agent. The ETHL shares that will be issued to ETD will be distributed to Esterline and can again be pledged to the Collateral Agent once ETD is dissolved. Section 5.02(e) of the Credit Agreement precludes Esterline and its subsidiaries from transferring or otherwise disposing of assets with certain exceptions, none of which apply to this proposed transfer. The transfer by ETD to ETHL constitutes an Investment that would be permitted under Section 5.02(f)(i)(B).

1.2	DISSOLUTION OF ETD

ETD would be dissolved in 2011 and the assets of ETD would be distributed to Esterline. Although the dissolution of ETD does not seem to be precluded by the Credit Agreement, the transfer of assets from ETD to Esterline is prohibited by Section 5.02(e) and would require the consent of the Required Lenders.

2.        TRANSFER OF ASSETS AND DISSOLUTION OF ETD

2.1	Creation of EFH

In Part I, Step 1 of the French restructure, ETHL would create Esterline French Holdings SAS (“EFH”) as a wholly owned subsidiary. EFH would be disregarded for U.S. federal income tax purposes, but would not become a Subsidiary Guarantor in order to avoid issues related to the enforceability of guaranties from French entities. Accordingly, to the extent that the creation of EFH would result in an Investment under the Credit Agreement, such Investment would require the consent of the Required Lenders. Since EFH will be a disregarded entity for tax purposes, 100% of the equity interests of EFH could be pledged to the Administrative Agent. Required Lender consent should be requested in order to avoid using any Investment baskets in connection with the creation and transfer of assets to EFH. The consent should be broad enough to allow EFH to directly hold the following: 100% of the stock of Esterline French R&D SAS (“EF R&D”) (see discussion in Section 2.2 below), 83% of the stock of Leach International Europe S.A. (“LIE France”) (see discussion in Section 2.6 below), and 100% of the stock of Auxitrol S.A. (see discussion in Section 2.7 below), and to receive the cash contribution described in Section 2.5 below. The Required Lender consent would not permit additional contributions to the capital of EFH without the use of the Investment baskets provided for in Section 5.02(f)(i)(C) and Section 5.02(f)(ix), except as described in Section 3.2 below as it relates to the conversion of inter-company debt to equity.

2.2	Creation of French R&D SAS

Also in Part I, Step 1 of the French Restructure, EFH would create EF R&D as a wholly owned subsidiary. EF R&D would not be a disregarded entity for U.S. federal income tax purposes. The formation of EF R&D would be permitted by Section 5.02(o). Required Lender consent is requested for the initial and future Investment by EFH in EF R&D.

2.3	Complete Valuations

In Part I, Step 2 of the French Restructure, there would be a valuation of LIE France and Auxitrol S.A. These valuations are not prohibited by the Credit Agreement.

2.4	Loan from Esterline to ETHL

In Part I, Step 3 of the French Restructure, Esterline would make a short term loan to ETHL (the “ETHL Loan”). ETHL would be permitted to obtain the ETHL Loan pursuant to Section 5.02(b)(ii) provided that the ETHL Loan (a) is on terms reasonably acceptable to the Administrative Agent and (b) is evidenced by a promissory note in form and substance reasonably satisfactory to the Administrative Agent. The ETHL Loan also constitutes an Investment by Esterline in ETHL, which Investment would be permitted by Section 5.02(f)(i)(B). Administrative Agent approval is requested of the terms of the ETHL Loan and the form of promissory note evidencing the ETHL Loan.

2.5	Contribution of Capital by ETHL to EFH

In Part I, Step 4 of the French Restructure, ETHL would make a capital contribution of cash to EFH. Since EFH would not become a Subsidiary Guarantor as described in Section 2.1 of this memorandum, consent of the Required Lenders should be obtained in order to avoid using the Investment baskets for the cash contribution.

2.6	Purchase of LIE Shares by EFH

In Part I, Step 5 of the French Restructure, the 83% of the shares of “LIE France that are held by Leach International Corporation would be sold for cash. Since the sale by Leach International Corporation would be for cash, the sale would be permitted under Section 5.02(e)(v) so long as the sale price is for fair market value and is less than or equal to $75,000,000. Required Lender consent is requested for the purchase of LIE France shares by EFH.

2.7	Purchase of Auxitrol S.A. by EFH

Also in Part I, Step 5 of the French Restructure, ETHL would sell the 10.8% of the shares of Auxitrol S.A. to EFH for cash. Since the sale by ETHL would be for cash, the sale would be permitted under Section 5.02(e)(v) so long as the sale price is for fair market value and is less than or equal to $75,000,000. Required Lender consent is requested for the purchase of Auxitrol S.A. shares by EFH.

2.8	Purchase of ESS Asia by EFH

In Part I, Step 6 of the French Restructure, ETHL would sell the 3% of the shares of Auxitrol Sensors Services Asia PTE Ltd. (“ESS Asia”) to EFH for cash. Since the sale by ETHL would be for cash, the sale would be permitted under Section 5.02(e)(v) so long as the sale price is for fair market value and is less than or equal to $75,000,000. Required Lender consent is requested for the purchase of ESS Asia shares by EFH.

2.9	Contribution of ESS Asia Shares to Auxitrol S.A.

Also in Part I, Step 6 of the French Restructure, EFH would contribute its shares in ESS Asia to Auxitrol S.A. Since Auxitrol S.A. cannot become a Subsidiary Guarantor, Required Lender consent is requested for the equity contribution by EFH to Auxitrol S.A.

2.10	Upstream of Cash

In Part I, Step 7 of the French Restructure, Leach International Corporation would distribute cash to Leach Holding Corporation in the form of a dividend and Leach Holding Corporation distributes cash to ETHL in the form of a dividend. These upstream dividends payable to Loan Parties are permitted by Section 5.02(g).

2.11	Repayment of ETHL Loan

In Part I, Step 8 of the French Restructure, ETHL repays the ETHL Loan. This step is not prohibited by the Credit Agreement.

2.12	Tax Consolidation

In Part I, Step 9 of the French Restructure, EFH, Auxitrol S.A. and EF R&D make an election for tax consolidation. This step is not prohibited by the Credit Agreement.

3.        REPLACEMENT OF ORA

3.1	Previous Transactions

As a result of past transactions, a hybrid debt instrument or convertible debt (the “ORA”) in the initial principal amount of €45 million was issued by Auxitrol Technologies, S.A. (“Auxitrol Tech”) to ETD. ETD transferred the ORA to Esterline as partial payment of an inter-company loan from Esterline to ETD. The obligations of Auxitrol Tech were assumed by Auxitrol S.A. by operation of law when Auxitrol Tech was merged into Auxitrol S.A. on February 23, 2007. On August 9, 2007, Esterline sold the interest receivable in the ORA to ETD in exchange for a note payable to Esterline. ETD converted interest receivable on the ORA into capital through a share capital increase in Auxitrol S.A. As described in Part I, Step 2described in Section 1.2 above, ETD is to be dissolved in 2011 and the assets of ETD will be distributed to Esterline. Required Lender consent is requested for these past steps.

3.2	EFH Loan

In Part II, Step 1 of the French Restructure, EFH would obtain a long term Euro denominated loan from Esterline (the “EFH Loan”). The EFH Loan would be permitted pursuant to Section 5.02(b)(ii) of the Credit Agreement, with Administrative Agent approval of (a) the terms of the EFH Loan and (b) the Administrative Agent approves the form of promissory note evidencing the EFH Loan. Administrative Agent approval is requested of the terms of the ETHL Loan and the form of promissory note evidencing the ETHL Loan. Since EFH would not become a Subsidiary Guarantor, Required Lender consent is requested in order to permit Esterline to convert all or any portion of the EFH Loan (principal and interest) to equity without the use of the Investment baskets.

3.3	Purchase of ORA by EFH

In Part II, Step 2 of the French Restructure, EFH would use the proceeds of the EFH Loan to acquire the ORA from Esterline. Since EFH would not become a Subsidiary Guarantor, the sale of the ORA would require the consent of the Required Lenders.

3.4	Contribution of ORA to Auxitrol S.A.

In Part II, Step 3 of the French Restructure, EFH would contribute the ORA to the capital of Auxitrol S.A. Required Lender consent is requested for such capital contribution.

3.5	Cancellation of ORA

In Part II, Step 4 of the French Restructure, Auxitrol S.A. would cancel the ORA since it would then be the sole holder and sole obligor of the ORA. This step would not be prohibited by the Credit Agreement.

4.        RESEARCH AND DEVELOPMENT EXPENDITURES

There are various incentives under French and UK law regarding related to research and development costs and patents and patentable inventions. In order to take advantage of such incentives, EF R&D will enter into a contract with Weston Aerospace Limited (“Weston”) and Auxitrol S.A., whereby EF R&D will manage all ongoing and future research and development projects for Weston and Auxitrol S.A. and EF R&D would be the owner of patents and patentable inventions that result from such work. EF R&D would license the intellectual property derived from such research. Section 5.01(i) provides that Esterline shall “Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.” So long as the agreements referred to above meet such requirements, they would be permitted under the Credit Agreement.

5.        GROUP RELIEF – TAX RECEIVABLES

Although not specific to the French Restructure, Esterline and its subsidiaries are seeking consent from the Required Lenders to, from time to time, convert to equity principal and interest on inter-company debt incurred in connection with tax receivables. Required Lender consent is requested for such conversions.

EXHIBIT A

EXHIBIT B

Esterline French Structure (Post-Restructure)